Form 4                                                               Page 1 of 2


                                                                            ----------------------------
---------------                                                                  OMB APPROVAL
    FORM 4                                                                  ----------------------------
---------------                                                              OMB Number: 3235-0287
                                                                            ----------------------------
                                                                             Expires: January 31, 2005
                                                                            ----------------------------
                                                                             Estimated average burden
                                                                             hours per response... 0.5
                                                                            ----------------------------


[ ] Check this box if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).

    (Print or Type Responses)


                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol

Gilligan, J. Kevin                                                           Honeywell International Inc. (HON)
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         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Day/Year
                                                                           Person, if an entity
                                                                           (voluntary)                   November 22, 2002
c/o Honeywell International Inc.


1600 Utica Avenue South, Suite 300
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                          (Street)                                                                5.  If Amendment,
                                                                                                      Date of Original
                                                                                                      (Month/Day/Year)
St. Louis Park,      MN                           55416
------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)

---------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

             Director                        10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    --------         title below)    -------       below)

             President and Chief Executive Officer Automation and
             Control Solutions
---------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

   X   Form filed by One Reporting Person
------

       Form filed by More than One Reporting Person
------
---------------------------------------------------------------

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  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------
1. Title of Security       2. Transaction Date    2A. Deemed     3. Transaction       4.  Securities Acquired (A)
    (Instr. 3)                (Month/Day/Year)        Execution     Code                  or Disposed of (D)
                                                      Date,         (Instr.8)             (Instr. 3, 4 and 5)
                                                      if any     ---------------------------------------------------------
                                                      (Month/         Code       V       Amount      (A) or        Price
                                                       Day/                                          (D)
                                                       Year)

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
------------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct                      Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned Following                 (Instr. 4)                        Ownership
    Reported Transaction(s)                                           (Instr. 4)
    (Instr. 3 and 4)
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------

Form 4                                                               Page 2 of 2


           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls,
                      warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   3A. Deemed Execution        4. Transac-     5. Number of
   Security (Instr. 3)       sion or       action       Date, if any               tion Code       Derivative
                             Exercise      Date         (Month/Day/Year)           (Instr. 8)      Securities
                             Price of      (Month/                                                 Acquired (A)
                             Derivative    Day/                                                    or Disposed of
                             Security      Year)                                                   (D) (Instr. 3, 4
                                                                                                   and 5)
                                                                                 -----------------------------------
                                                                                     Code    V      (A)       (D)


--------------------------------------------------------------------------------------------------------------------
Supplemental Savings                                                                   A
Plan Interests               1 for 1       11/22/02                                   (1)          70.045
--------------------------------------------------------------------------------------------------------------------

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
-------------------------------------------------------------------------------------------
  6. Date Exercisable     7. Title and Amount of    8. Price of        9. Number of
     and Expiration Date     Underlying Securities     Derivative         Derivative
     (Month/Day/Year)        (Instr. 3 and 4)          Security           Securities
                                                       (Instr. 5)         Beneficially
                                                                          Owned Following
                                                                          Reported
                                                                          Transaction(s)
                                                                          (Instr. 4)
------------------------  ---------------------------
     Date         Expi-      Title      Amount or
     Exercis-     ration                Number of
     able         Date                  Shares

-------------------------------------------------------------------------------------------
                            Common
    1/2004        N/A       Stock        70.045           24.16           2104.02
-------------------------------------------------------------------------------------------

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
------------------------------------
10. Ownership       11. Nature
    Form of             of Indirect
    Derivative          Beneficial
    Securities          Ownership
    Beneficially        (Instr. 4)
    Owned at End
    of Month
    (Instr. 4)

-----------------------------------
       D
-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------


Explanation of Responses:

(1) Reflects phantom shares of Common Stock represented by Company Contributions to my account under the Executive Supplemental Savings Plan, an 'Excess Benefit Plan' under Rule 16b-3, on 11/22/02.

                           /s/ Gail E. Lehman                November 26, 2002
                     --------------------------------        -----------------
                     **Signature of Reporting Person               Date
                     FOR J. KEVIN GILLIGAN


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 *If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.